Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

As previously disclosed, on July 1, 2016, Stifel Financial Corp. (the “Company”) completed the sale of Sterne Agee, LLC’s legacy independent brokerage and clearing businesses to INTL FCStone Inc. pursuant to two separate stock purchase agreements dated June 24, 2016. Pursuant to the two stock purchase agreements, the Company sold Sterne Agee Financial Services, Inc.; Sterne Agee Clearing, Inc.; Sterne Agee & Leach, Inc.; Sterne Agee Asset Management; and Sterne Agee Investment Advisor Services (the “Sterne Businesses”) for cash consideration of approximately $50.0 million.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2016 has been prepared to give effect to the sale of the Sterne Businesses as if it occurred on December 31, 2015.

The unaudited pro forma statement of operations was prepared utilizing our historical financial data derived from the audited consolidated financial statements for the year ended December 31, 2016 included in our Current Report on Form 8-K filed with the SEC on August 11, 2017. Consistent with the requirements of Article 11 of Regulation S-X, the pro forma consolidated statement of operations have been presented on a continuing operations basis. The pro forma adjustments are described in the notes to the unaudited pro forma information and are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma consolidated statement of operations included herein is for informational purposes only and is not necessarily indicative of what our financial performance would have been had the sale of the Sterne Businesses been completed on the dates assumed nor is such unaudited pro forma consolidated statement of operations necessarily indicative of the results to be expected in any future period. Actual results may differ significantly from those reflected here in the unaudited pro forma consolidated statement of operations for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma consolidated statement of operations and actual results.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2016
(in thousands, except per share amounts)	As Reported	Pro Forma Adjustments(2)	Pro Forma
Revenues:
Commissions	$729,989	$(27,838)	$702,151
Principal transactions	475,428	(2,109)	473,319
Investment banking	513,034	16	513,050
Asset management and service fees	582,789	(12,086)	570,703
Interest	294,332	(2,474)	291,858
Other income	46,798	(5,268)	41,530

Total revenues	2,642,370	(49,759)	2,592,611
Interest expense	66,874	(172)	66,702

Net revenues	2,575,496	(49,587)	2,525,909

Non-interest expenses:
Compensation and benefits	1,726,016	(41,613)	1,684,403
Occupancy and equipment rental	231,324	(6,674)	224,650
Communications and office supplies	139,644	(3,542)	136,102
Commissions and floor brokerage	44,315	(1,192)	43,123
Other operating expenses	291,615	(9,827)	281,788

Total non-interest expenses	2,432,914	(62,848)	2,370,066
Income from operations before income tax expense	142,582	13,261	155,843
Provision for income taxes	61,062	5,158	66,220

Net income	81,520	8,103	89,623
Preferred dividends	3,906	—	3,906

Net income available to common shareholders	$77,614	$8,103	$85,717

Earnings per common share:
Basic	$1.16		$1.28
Diluted	$1.00		$1.11

Weighted average number of common shares outstanding:
Basic	66,871		66,871
Diluted	77,563		77,563

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONSS

Note 1 – Description of Disposition of Assets

As previously disclosed, on July 1, 2016, Stifel Financial Corp. (the “Company”) completed the sale of Sterne Agee, LLC’s legacy independent brokerage and clearing businesses to INTL FCStone Inc. pursuant to two separate stock purchase agreements dated June 24, 2016. Pursuant to the two stock purchase agreements, the Company sold Sterne Agee Financial Services, Inc.; Sterne Agee Clearing, Inc.; Sterne Agee & Leach, Inc.; Sterne Agee Asset Management; and Sterne Agee Investment Advisor Services (the “Sterne Businesses”).

Note 2 – Pro Forma Adjustments

Represents adjustments to eliminate the direct operating results of the Sterne Businesses as if the disposition occurred on December 31, 2015. The pro forma adjustments include amounts that are directly related to the Sterne Businesses. Adjustments to the income tax provision were based on statutory rates in effect during the periods.